UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No.  )*


                                Bowne & Co., Inc.
                ------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                ------------------------------------------------
                         (Title of Class of Securities)

                                    103043105
                           --------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                           ---------------------------
|CUSIP NO. 103043105    |           13G            |   Page  1  of   3  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

--------------------------------------------------------------------------------
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Boston Partners Asset Management, L.P.                             |
|        |  04-327-0358                                                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  Not applicable                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|------------------------------------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |                                                   |
|                 |        |  -0- shares                                       |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |                                                   |
|     OWNED BY    |        |  972,800 shares                                   |
|       EACH      |--------|---------------------------------------------------|
|    REPORTING    |   7    |  SOLE DISPOSITIVE POWER                           |
|      PERSON     |        |                                                   |
|       WITH      |        |  -0- shares                                       |
|                 |--------|---------------------------------------------------|
|                 |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |                                                   |
|                 |        |  972,800 shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  972,800 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|        |  Not applicable                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |                                                                     |
|        |  5.3%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                                                                     |
|        |  IA                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 103043105    |           13G            |   Page  2  of   3  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

--------------------------------------------------------------------------------
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Boston Partners, Inc.                                              |
|        |  04-326-9861                                                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  Not applicable                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|------------------------------------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |                                                   |
|                 |        |  -0- shares                                       |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |                                                   |
|     OWNED BY    |        |  972,800 shares                                   |
|       EACH      |--------|---------------------------------------------------|
|    REPORTING    |   7    |  SOLE DISPOSITIVE POWER                           |
|      PERSON     |        |                                                   |
|       WITH      |        |  -0- shares                                       |
|                 |--------|---------------------------------------------------|
|                 |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |                                                   |
|                 |        |  972,800 shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  972,800 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|        |  Not applicable                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |                                                                     |
|        |  5.3%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                                                                     |
|        |  CO                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 103043105    |           13G            |   Page  3  of   3  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

--------------------------------------------------------------------------------
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Desmond John Heathwood                                             |
|        |  ###-##-####                                                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  Not applicable                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|------------------------------------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |                                                   |
|                 |        |  -0- shares                                       |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |                                                   |
|     OWNED BY    |        |  972,800 shares                                   |
|       EACH      |--------|---------------------------------------------------|
|    REPORTING    |   7    |  SOLE DISPOSITIVE POWER                           |
|      PERSON     |        |                                                   |
|       WITH      |        |  -0- shares                                       |
|                 |--------|---------------------------------------------------|
|                 |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |                                                   |
|                 |        |  972,800 shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  972,800 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|        |  Not applicable                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |                                                                     |
|        |  5.3%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |                                                                     |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer: Bowne & Co., Inc. (the "Issuer").
           --------------

Item 1(b). Address of Issuer's Principal Executive Offices:
           ------------------------------------------------
           345 Hudson Street, New York, New York 10014

Item 2(a). Names of Persons Filing: Boston Partners Asset Management, L.P.
           ("BPAM"), Boston Partners, Inc. ("Boston Partners"), and Desmond John Heathwood. BPAM, Boston Partners, and Mr. Heathwood are sometimes referred to collectively herein as the "Reporting Persons."

Item 2(b). Address of Principal Business Office or, if None, Residence: The
           address of the principal business office of BPAM, Boston Partners, and Mr. Heathwood is One Financial Center, 43rd Floor, Boston, MA 02111.

Item 2(c). Citizenship: BPAM is a Delaware limited partnership. Boston Partners is a Delaware corporation. Mr. Heathwood is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value ("Common
           Stock").

Item 2(e). CUSIP Number: 103043105
           ------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
           -------------------------------------------------------------------

               (a) [ ] Broker or Dealer registered under Section 15 of the
                       Securities Exchange Act of 1934 (the "Act").

               (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

               (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                       Act.

               (d) [ ] Investment Company registered under Section 8 of the
                       Investment Company Act of 1940.

               (e) [X] Investment Adviser registered under Section 203 of the
                       Investment Advisers Act of 1940.

               (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

               (g) [ ] Parent Holding Company, in accordance with Rule 13d-
                       1(b)(ii)(G) of the Act.

               (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the
                       Act.

Item 4.    Ownership.
           ---------

    (a) Amount Beneficially Owned: Each of the Reporting Persons may be deemed to own beneficially 972,800 shares of Common Stock at December 31, 1997. BPAM owns of record 972,800 shares of Common Stock. As sole general partner of BPAM, Boston Partners may be deemed to own beneficially all of the shares of Common Stock that BPAM may be deemed to own beneficially. As principal stockholder of Boston Partners, Mr. Heathwood may be deemed to own beneficially all of the Common Stock that Boston Partners may be deemed to own beneficially. Therefore, each of the Reporting Persons may be deemed to own beneficially 972,800 shares of Common Stock of the Issuer.

    (b) Percent of Class: 5.3% for all Reporting Persons. The foregoing percentage is calculated based on the 18,201,941 shares of Common Stock outstanding on September 10, 1997 as reported on the Form 10Q for the quarter ended July 31, 1997.

    (c)    Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote: 0 shares for all Reporting Persons.

           (ii) shared power to vote or to direct the vote: 972,800 shares for all Reporting Persons.

           (iii) sole power to dispose or to direct the disposition of: 0 shares for all Reporting Persons.

           (iv)  shared power to dispose or to direct the disposition of:
                 972,800 shares for all Reporting Persons.

           Pursuant to Rule 13d-4, each of Boston Partners and Mr. Heathwood expressly disclaims beneficial ownership of any shares of Common Stock of the Issuer.

Item 5.    Ownership of Five Percent or Less of a Class.
           --------------------------------------------

           Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.
           ---------------------------------------------------------------

           BPAM holds all of the above 972,800 shares under management for its clients, who have the right to direct the receipt of dividends, to receive dividends from such shares and to receive the proceeds from the sale of such shares. None of these clients holds more than five percent of the Common Stock of the Issuer.

Item 7.    Identification and Classification of the Subsidiary Which Acquired
           ------------------------------------------------------------------
           the Security Being Reported on by the Parent Holding Company.
           ------------------------------------------------------------------

           Not applicable.

Item 8.    Identification and Classification of Members of the Group.
           ---------------------------------------------------------

           Not applicable. BPAM, Boston Partners and Mr. Heathwood expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

Item 9.    Notice of Dissolution of Group.
           ------------------------------

           Not applicable.

Item 10.   Certification.
           -------------

           By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE
                                    ---------

           After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1 hereto.

Dated:  February 9, 1998


BOSTON PARTNERS ASSET MANAGEMENT, L.P.

By: Boston Partners, Inc.,
    its general partner


    By: /s/ William J. Kelly
        ---------------------------------------
            William J. Kelly
            Treasurer and Senior Vice President




BOSTON PARTNERS, INC.


    By: /s/ William J. Kelly
        ---------------------------------------
            William J. Kelly
            Treasurer and Senior Vice President


/s/ William J. Kelly
-------------------------
Desmond John Heathwood
by:      William J. Kelly
         Attorney-in-Fact

                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT


           Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Bowne & Co., Inc.

           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

           EXECUTED this 9th day of February, 1998.


BOSTON PARTNERS ASSET MANAGEMENT, L.P.

By: Boston Partners, Inc.,
    its general partner


    By: /s/ William J. Kelly
        ---------------------------------------
            William J. Kelly
            Treasurer and Senior Vice President




BOSTON PARTNERS, INC.


    By: /s/ William J. Kelly
        ---------------------------------------
            William J. Kelly
            Treasurer and Senior Vice President


/s/ William J. Kelly
-------------------------
Desmond John Heathwood
by:      William J. Kelly
         Attorney-in-Fact

                                    SIGNATURE
                                    ---------

           After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1 hereto.

Dated:  February 9, 1998


BOSTON PARTNERS ASSET MANAGEMENT, L.P.

By: Boston Partners, Inc.,
    its general partner


    By: /s/ William J. Kelly
        ---------------------------------------
            William J. Kelly
            Treasurer and Senior Vice President




BOSTON PARTNERS, INC.


    By: /s/ William J. Kelly
        ---------------------------------------
            William J. Kelly
            Treasurer and Senior Vice President


/s/ Desmond John Heathwood
-------------------------
Desmond John Heathwood
by:      William J. Kelly
         Attorney-in-Fact

                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT


           Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Bowne & Co., Inc.

           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

           EXECUTED this 9th day of February, 1998.


BOSTON PARTNERS ASSET MANAGEMENT, L.P.

By: Boston Partners, Inc.,
    its general partner


    By: /s/ William J. Kelly
        ---------------------------------------
            William J. Kelly
            Treasurer and Senior Vice President




BOSTON PARTNERS, INC.


    By: /s/ William J. Kelly
        ---------------------------------------
            William J. Kelly
            Treasurer and Senior Vice President


/s/ Desmond John Heathwood
-------------------------
Desmond John Heathwood
by:      William J. Kelly
         Attorney-in-Fact